EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is between Outright Inc. (the "Company"), Steven Aldrich (the "Executive"), and Go Daddy Operating Company, LLC (the "Parent").

The Company is anticipating a merger (the "Merger") in which the Company will become a wholly owned subsidiary of the Parent and an affiliate of GoDaddy.com, LLC ("Go Daddy");

Concurrent with and contingent upon the Merger, Executive has been offered the position of Senior Vice President, Applications with the Company, and the Company desires to employ Executive to serve in that position and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment with the Company and enter into such an agreement.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Effective Date. This Agreement will be effective on the closing date of the Merger ("Closing Date"), provided that this Agreement has been signed by Executive at that time. If Executive signs this Agreement following the Closing Date, this Agreement will become effective on the date it is signed by Executive.

2. Position.

   a. Executive shall serve as the Senior Vice President, Applications. In such position, Executive shall have such duties and responsibilities that are typically associated with such title, together with such other duties and responsibilities commensurate with his title that are reasonably determined from time to time by the Company.

   b. Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Company; provided that nothing herein shall preclude Executive, without the prior approval of the Company from accepting appointment to or continuing to serve (i) on up to two board of directors or trustees of any business corporation or (ii) in any capacity with any religious, civic, educational or charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 10 (Restrictive Covenants) hereof.

3. Base Salary. The Company shall pay Executive a base salary at the annual rate of $275,000.00, payable in regular installments in accordance with the Company's regular payroll practices. If the Company significantly expands Executive's duties within three months after the Closing Date, as determined in the sole and absolute discretion of the Company and the Parent, Executive's base salary shall be increased to an annual rate of $300,000.00. Go Daddy's Chief Executive Officer ("CEO") shall review Executive's annual base salary not less than annually for possible increase, as may be determined by Go Daddy's Board of Directors ("Board") or a designated committee thereof, in its sole discretion. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

4. Initial Bonus. If Executive remains employed by Company at the end of the first Quarter of 2013, Executive will be paid a bonus of $50,000.00, minus required withholdings and deductions, on the first regular Company payroll date following the end of the quarter (the "Initial Bonus").

5. Annual Bonus. Effective January 1, 2013, Executive shall be eligible to earn an annual cash bonus (an "Annual Bonus") determined by the Board or a designated committee thereof, in respect of each fiscal year of Parent and its subsidiaries. The actual amount of the Annual Bonus will be based upon the achievement of individual, annual revenue and annual adjusted cash flow budget targets, as are established by the Board or a designated committee thereof, in consultation with Go Daddy's CEO and Chief Financial Officer, with an Annual Bonus equal to 25% of Executive's Base Salary payable upon achievement of applicable objectives at 100% of target, subject to minimum and maximum limits as established by the Board or a designated committee thereof. Any Annual Bonus payable hereunder shall be paid by the Company to Executive at the same time as annual bonuses are generally paid to other senior executives of the Company, subject, except as provided in Section 9 (Termination) hereof, to Executive's continued employment through the applicable payment date.

6. Equity Plan. Executive shall be entitled to participate in the Desert Newco, LLC 2011 Unit Incentive Plan (the "Incentive Plan"), subject to the terms and conditions set forth therein and in any other agreements required to be entered into in connection with any grant thereunder (collectively, with the Incentive Plan, the "Equity Documents"). Notwithstanding any provision of this Agreement to the contrary, the terms of the Equity Documents shall exclusively govern the treatment of any equity awards during Executive's employment and following any termination thereof. Executive will be granted options pursuant to the Equity Documents according to the following schedule:

a. Upon the Closing Date, 250,000 unit options with approval of Desert Newco, LLC.

b. Following approval of Desert Newco, LLC after one (1) year of Executive's employment after the Closing Date, 75,000 unit options.

c. Following approval of Desert Newco, LLC after two (2) years of Executive's employment after the Closing Date, 75,000 unit options.

The options will have an exercise price equal to the fair market value of the underlying units, as determined by the appropriate governing body of Desert Newco, LLC on the date such body approves such grants in a manner consistent with Section 409A of the Code.

7. Employee Benefits. Executive shall be entitled to participate in the Company's retirement and welfare benefit plans as in effect from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company.

8. Business Expenses. Reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

9. Termination. Executive's employment hereunder shall terminate upon the earlier to occur of (i) Executive's death, (ii) a termination by reason of Executive's Disability (as defined below), (iii) a termination by the Company with or without Cause (as defined below), or (iv) a resignation by Executive with or without Good Reason (as defined below). Notwithstanding any other provision of this Agreement, but except as otherwise provided in the Equity Documents, the provisions of this Section 9 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

a. By the Company for Cause or Resignation by Executive without Good Reason.

(i) Executive's employment hereunder may be terminated either by the Company at any time for Cause, effective upon the Company's delivery to Executive of Notice of Termination, or by Executive without Good Reason, effective 60 days following delivery to the Company of Notice of Termination; provided, however, following delivery of such Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the date that such termination is effective without changing the characterization of such termination as "by Executive without Good Reason." If Executive's employment is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable in accordance with the Company's usual payment practices;

(B) any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of termination, determined as if Executive had remained employed hereunder through the applicable payment date, and paid in accordance with Section 5, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred (the "Unpaid Bonus");

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation for any

unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive's termination of employment; and

(D) such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company and its affiliates (other than benefits in the nature of severance pay) (the amounts described in clauses (A) through (C) hereof being referred to as the "Accrued Obligations").

Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 9a)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) For purposes of this Agreement, "Cause" shall mean the Executive's (A) willfully engaging in illegal conduct or gross misconduct which is materially injurious to Parent or any of its subsidiaries; (B) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (C) engaging in fraud, misappropriation, embezzlement, or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to the Executive at the expense of Parent and its subsidiaries; (D) willful material breach of any written policies of the Company (which policy or policies previously was provided to Executive); or (E) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties.

b. Disability or Death.

(i) Executive's employment hereunder shall automatically terminate upon Executive's death and may be terminated by the Company effective upon the Company's delivery to Executive of Notice of Termination if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is herein referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company

cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability must be made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

(A) the Accrued Obligations;

(B) any Unpaid Bonus; and

(C) a prorated Annual Bonus amount for the year of termination, if any would have been determined to have been paid to Executive under Section 5 of this Agreement if Executive had remained employed hereunder through the full fiscal year in which the termination of employment occurred, with such prorated amount calculated based on the number of days during such fiscal year in which Executive was employed hereunder, relative to the number of days in the full fiscal year, with such prorated amount, if any, paid in accordance with Section 5 but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred (the "Prorated Bonus").

Following Executive's termination of employment due to death or Disability, except as set forth in this Section 9(b)(ii) and Section 6, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) Executive's employment hereunder may be terminated by the Company without Cause, effective upon the Company's delivery to Executive of Notice of Termination, or by Executive's resignation for Good Reason effective 30 days following delivery to the Company of Notice of Termination within 90 days following the occurrence of the conduct giving rise to Good Reason; provided, however, that no resignation by Executive for Good Reason hereunder shall be effective unless during the 30 day period following the delivery of such Notice of Termination, the Company has not cured the conduct giving rise to Good Reason.

(ii) For the purposes of this Agreement, "Good Reason" shall mean without the Executive's prior written consent, (A) a significant reduction of Executive's duties, position, or responsibilities, relative to Executive's duties, position, or responsibilities as in effect at the commencement of Executive's employment under this Agreement; (B) a material reduction in the kind or level of retirement and welfare employee benefits relative to

those in effect at the commencement of Executive's employment under this Agreement; (C) a reduction in Executive's base salary or Annual Bonus opportunity; or (D) the relocation of Executive's place of employment to a facility or location more than thirty-five (35) miles from Executive's current place of employment.

(iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason (provided that Executive does not immediately thereafter commence employment with an affiliate of the Company on terms no less favorable to Executive than the terms set forth in this Agreement), Executive shall be entitled to receive, in lieu of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates:

(A) the Accrued Obligations;

(B) the Unpaid Bonus;

(C) payment on the 60th day following the date of Executive's termination of employment, equal to the sum of (x) the Executive's Base Salary for the six (6) month period ending on the date of Executive's termination of employment plus (y) Annual Bonus paid to Executive during the six (6) month period ending on the date of Executive's termination of employment; and

(D) the Initial Bonus if not yet paid.

Notwithstanding the foregoing, the payments and benefits described in clauses (B) through (C) (the "Severance Benefits") above shall immediately terminate, and the Company shall have no further obligation with respect thereto, in the event that the Company has reasonably determined that Executive has breached any provision of Section 10 hereof. Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or under any other severance or termination benefit plan sponsored or maintained by the Company.

(iv) Notwithstanding anything in Section 9(c)(iii) to the contrary, the Severance Benefits shall be conditioned on Executive's execution, delivery and non-revocation of a release of claims in favor of the Company and its affiliates, within 60 days following the date of termination, in the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the date of this Agreement. If

Executive fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such 60 day period, or timely revokes acceptance of the release of claims following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes "nonqualified deferred compensation" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of termination, but for the condition on executing the release of claims contemplated herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(i) (Notice) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e. Board/Committee Resignation. Upon termination of Executive's employment from the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the board (and any committees thereof) of the Company (if applicable), the board of directors (and any committees thereof) of any of the Company's affiliates and from any other positions Executive holds with the Company or any of its affiliates.

10. Restrictive Covenants.

a. Executive acknowledges and recognizes the highly confidential nature of the businesses of the Company and its affiliates including the Parent and its affiliates and accordingly reaffirms the covenants and obligations set forth in the Outright Inc. At-Will Employment Agreement, Confidential Information, Invention Assignment and Arbitration Agreement ("CIIA Agreement") between the Executive and the Company, the terms of which are incorporated herein by reference, and made a part hereof, which includes, among other things, a requirement to maintain the confidentiality of all company confidential information, which after the Closing will include the confidential information of Parent, its subsidiaries, affiliates and assigns, including GoDaddy.com, LLC.

b. During the Employment Term and for the period of time commencing on the date of the termination of Executive's employment and continuing for a period of 5 years, Executive agrees not to make any public statement that is intended, or may

reasonably be expected to harm the reputation, business, prospects or operations of the Parent or any of its subsidiaries (including the Company), Gorilla Acquisition LLC, KKR 2006 Fund L.P., Silver Lake Partners III, L.P., TCV VII, L.P., TCV VII (A), L.P., TCV Member Fund, L.P., or any affiliated funds bearing their respective names (all of the foregoing collectively, the "Company Group"); provided, that the non-disparagement provisions of this Section 10(b) will not apply to any statements that Executive makes in addressing any disparaging statements made by Parent or any of its subsidiaries (including the Company), or their respective officers and/or its directors regarding Executive or Executive's performance as an employee of the Company so long as Executive's statements are truthful. Parent and its subsidiaries (including the Company) shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this Section 10(b); provided, however, that the non-disparagement provisions will not apply to any statements that Parent or any of its subsidiaries (including the Company) or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Company or its officers and directors so long as such statements are truthful.

c. It is expressly understood and agreed that although Executive, Parent and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement, except for Executive's CIIA Agreement and the Equity Documents. In addition, the terms of the offer letter between Executive and the Company dated June 2, 2011 providing for accelerated vesting of options granted to Executive prior to the Merger shall continue to govern such options, subject to the

terms of the rollover option agreement and management equity and unitholder agreement executed by Executive in connection with the merger. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void *ab initio* and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Mitigation. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

g. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company Executive is a "specified employee" as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner,

determined by the Company, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of the Section 409A of the Code, and references herein to Executive's "termination of employment" shall refer to Executive's separation from service with the Company Group within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that Executive's receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 11(g) due to Executive's status as a "specified employee," Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by Executive pursuant to the preceding sentence shall be reimbursed to Executive (with interest thereon) as described above on the date that is six months following Executive's separation from service.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Outright Inc.
14455 North Hayden Road
Suite 219
Scottsdale, AZ 85260
Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment with the Company or its parents or affiliates. This provision shall survive any termination of this Agreement.

l. Investigations. The Company reserves the right to perform criminal background investigations, reference checks and/or credit checks on Executive as required for reasonable business purposes.

m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of July __, 2012.

Outright Inc.

Steven Aldrich (Executive)

By: Steven Aldrich
Title: CEO

Go Daddy Operating Company, LLC

By: WARREN ADELMAN
Title: CHIEF EXECUTIVE OFFICER

Exhibit A: Form of Release

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the "Agreement") is made, entered into, and effective as of the date set forth below by and between __________ ("Employee") and Outright Inc. ("Outright" or "Company"). For the purposes of this Agreement, Outright and Employee are collectively referred to as the Parties.

RECITALS

A. For reasons discussed with Employee, Employee's employment with Outright has terminated effective ____________ (the "Termination Date").

B. The Parties intend to fully, completely, and finally resolve and settle any and all claims, potential claims, disputes, or potential disputes that Employee may have against Outright, whether presently known or unknown, according to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises, covenants, obligations, and understandings set forth below, the Parties hereby agree as follows:

1. **Separation Payment**. In exchange for Employee's promises to abide by all the terms and conditions of this Agreement, Outright will pay Employee a Separation Payment in the total amount of _________, less the required withholdings and deductions, paid out on the first regular Company payroll date following the Effective Date (see paragraph 4(e) below) of this Agreement, or if such payroll date is (3) business days or less after such Effective Date, payment will be made on the following regular Company payroll date. This payment is in addition to any wages earned prior to the Termination Date.

2. **Benefits**. Whether Employee signs this Agreement or not, Employee's participation in all Company benefit plans will terminate effective 11:59 p.m. on the Termination Date. A letter informing Employee of Employee's rights to elect continued health coverage under COBRA will be mailed to Employee's home, and generally arrives within seven (7) business days after the Termination Date.

3. **Release**. Employee, in exchange for the Separation Payment, agrees to and hereby releases, waives and forever discharges Outright and its affiliates, parents, successors, subsidiaries, related companies, directors, officers, employees, attorneys and agents (the "Released Parties") from any and all claims or causes of action, whether known or unknown, that Employee or Employee's heirs, executors, administrators and assigns have, had or may have in the future against any of the Released Parties with respect to all matters arising from Employee's employment and separation from Outright.

   a. Scope of Release. Employee's release includes, but is not limited to, all allegations, claims, and violations related to severance, elimination of position, notice of termination, the payment of wages, salary and benefits (except any valid claim to recover vested benefits to which Employee may be entitled, if applicable) and all claims arising under the following, in each case as amended: the Age Discrimination in Employment Act of 1967, as amended by the Older Workers

Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; and all of the state or local counterparts, including the Arizona Civil Rights Act, Civil Code of California, or any other federal, state or local statute, constitution or ordinance; or under any public policy, contract or tort, or under any common law, including for wrongful discharge; or arising under any practices or procedures of the Company; or any claim for breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees or other expenses, including attorneys' fees and expenses, incurred in these matters.

b. Limitations. Employee understands that Employee is not releasing any claim that relates to: (i) the Separation Payment or right to enforce this Agreement; (ii) Employee's right, if any, to claim government-provided unemployment benefits or worker's compensation benefits, if applicable and Employee qualifies; or (iii) any rights or claims that Employee may have which arise after the date Employee executes this Agreement. Nor does this release apply to any claims that cannot be waived by law. Employee represents that Employee has been paid all compensation owed and for all hours worked, has received all the leave and leave benefits and protections for which Employee is eligible, and has not suffered any on-the-job injury for which Employee has not already filed a claim. Employee acknowledges that except as expressly provided in this Agreement or in an applicable plan document, Employee will not receive any additional compensation or benefits, including salary, bonus, or separation payments after the Termination Date.

c. Release of Age Discrimination Claims. Employee acknowledges that Employee is knowingly waiving and releasing any rights Employee may have under the ADEA, which includes age discrimination claims.

d. No Monetary Recovery. Employee acknowledges and understands that this Release waives all of Employee's rights to any monetary recovery against any of the Released Parties for any potential charge, complaint, or lawsuit. Employee agrees that the payments received under this Agreement fully satisfy any potential claim for relief in connection with any charge, complaint, or lawsuit.

e. Covenant Not to Sue. Employee acknowledges and understands that this Release prohibits Employee from bringing any lawsuit or cause of action against any of the Released Parties for any claims covered by the Release.

4. **Acknowledgments**. Employee acknowledges that each of the following statements is true and accurate:

a. Employee would not have been entitled to receive the Separation Payment set forth in paragraph 1 above had Employee rejected this Agreement;

b. Employee has carefully read this entire Agreement and understands all the terms of this Agreement, including the Release provisions set forth in paragraph 3 above and the Confidentiality provisions set forth in paragraph 5 below;

c. Employee is advised to consult with an attorney before signing this Agreement;

d. Employee has up to (21) days to consider whether or not to enter into this Agreement. If Employee signs this Agreement prior to the expiration of the 21 day period, Employee thereby waives the remaining consideration period. Employee should deliver a signed copy of this agreement to Outright, Attn: Chief Human Resources Officer, 14455 N. Hayden Rd., Suite 209, Scottsdale, AZ 85260. If Employee does not sign this Agreement by the end of this period, Employee understands that this Agreement shall become null and void.

e. Employee will have seven (7) days to revoke this Agreement after signing it, and this Agreement shall not become effective or enforceable until this revocation period has expired (the "Effective Date" of the Agreement). Any revocation within this period shall be submitted in writing and mailed to the attention of Outright at the address given in subparagraph (d.) of this paragraph and post-marked within seven (7) days of the date Employee signs this Agreement. If this Agreement is revoked in this way, Employee will forfeit the Separation Payment and the Company shall not be required to provide Employee any such payments.

f. Employee understands that this Agreement does not waive any rights or claims that may arise after the Effective Date of this Agreement;

g. Employee has not relied on any oral or written statements that are not set forth in this Agreement in determining whether to enter into this Agreement;

h. Employee has received adequate consideration in return for the promises made in this Agreement; and

i. Employee has freely, voluntarily, and knowingly entered into this Agreement.

5. **Confidentiality**. Employee agrees to keep the existence and terms of this Agreement strictly confidential, including the specific information regarding the Separation Payment in paragraph 1 above. Except as required by law, Employee agrees not to divulge any of the terms of this Agreement to anyone, or permit them to be divulged to anyone. Employee understands that Outright has relied on Employee's commitment to preserve the confidentiality of this Agreement in deciding whether to enter into this Agreement.

6. **Non-Disparagement**. Employee agrees to refrain from making any negative, derogatory, or disparaging statements concerning Outright and any of the Released Parties to any third party. The Parties agree that it is in their best interests to maintain an amicable termination and post-termination relationship.

7. **Future Employment**. Employee agrees not to apply for or accept any position with Outright or its affiliates, parents, successors, subsidiaries, or related companies.

8. **Prior Agreements**. The Parties acknowledge that they have carefully read this Agreement, have voluntarily entered into it, and understand its contents and its binding legal effect. The Parties further acknowledge and agree that this Agreement represents the entire agreement between them with respect to Employee's separation from Outright and supersedes

any and all other oral or written agreements that may exist between them, except for Employee's confidentiality and non-solicitation obligations to Outright, which will remain in full force and effect.

9. **Severability**. If any court of competent jurisdiction declares any of this Agreement's provisions to be unenforceable, the remaining provisions shall be enforced as though the Agreement did not contain the unenforceable provision(s), and/or be reformed so as to be enforceable.

10. **Governing Law and Forum**. This Agreement shall be governed by and interpreted in accordance with the substantive law of the State of California. Any action or dispute arising out of, or in any way related to, this Agreement, or the interpretation and/or application of this Agreement, must be brought in Santa Clara County, California.

11. **Jury Trial Waiver**. Employee agrees to waive Employee's right to a trial by jury in any action relating to or arising out of this Agreement.

12. **Remedies for Breach**. A breach of any provision of this Agreement may give rise to a legal action. If Employee breaches any provision of this Agreement, in addition to any other available remedies, Outright may recover the entire amount of the payments that have actually been made to Employee under this Agreement. The prevailing party in any action based on a breach of this Agreement will be entitled to recover its costs and actual attorneys' fees incurred in any litigation relating to or arising out of this Agreement.

13. **Successors and Assigns**. The Parties agree that this Agreement shall inure to the benefit of, and may be enforced by, Outright's successors, assigns, parents, subsidiaries, and related companies.

14. **Return of Company Property**. Employee agrees that Employee has returned, or will return within 5 days of the Termination Date, all Outright property in Employee's possession, custody, or control.

15. **Counterparts**. This Agreement may be executed by the Parties in one or more counterparts, including faxed copies. All such fully-executed counterparts shall be treated as originals of this Agreement.

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Please read this Agreement carefully, it contains a RELEASE of all known and unknown claims.

Agreed and accepted:

Employee	**Outright Inc.**
______________________________	**By:** ______________________________
Sign	
______________________________	**Its:** ______________________________
Print Name	
Date______________________________	**Date:** ______________________________